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                                                                    EXHIBIT 10.4


                          WOMEN FIRST HEALTHCARE, INC.


                     MANAGEMENT INCENTIVE COMPENSATION PLAN


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                          WOMEN FIRST HEALTHCARE, INC.
                     MANAGEMENT INCENTIVE COMPENSATION PLAN
                     --------------------------------------


The Women First HealthCare Management Incentive Compensation Plan is designed to offer incentive compensation to key Associates by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support overall corporate goals. The Management Incentive Compensation Plan will create an environment which will focus key Associates on the achievement of objectives. Since cooperation between departments and Associates will be required to achieve corporate objectives which will represent a significant portion of the Compensation Plan, the Plan should help foster improved teamwork and a more cohesive management team. The Company reserves the right to revise or discontinue the Plan at any time. Key Associates who may be eligible to participate in the Plan shall be selected in the sole discretion of the Company.

PURPOSE OF THE PLAN

The Women First HealthCare Management Incentive Compensation Plan (the "Plan") is designed to:

        - Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value

        -  Reward those individuals who significantly impact corporate results

        -  Encourage increased teamwork among all disciplines within the Company

        - Incorporate an incentive program in Women First HealthCare overall compensation program to help attract and retain key Associates

PLAN GOVERNANCE

The overall Plan will be governed by the Compensation Committee of the Board of Directors. The President and CEO of Women First HealthCare will be responsible for administration of the Plan. The Compensation Committee of the Board will be responsible for approving any incentive awards to officers of the Company and for determining and approving any incentive awards to the President and CEO.

CORPORATE AND INDIVIDUAL PERFORMANCE

Prior to the beginning of the Plan year, the President and CEO will present to the Board a list of the overall corporate objectives for the coming year, which are subject to approval by the Board. All participants in the Plan will then develop a list of key individual objectives which will be approved by the responsible Vice President and by the President and CEO.
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The Plan will call for incentive awards based on the achievement of annual corporate and individual objectives that have been approved as indicated above.

The relative weight between corporate and individual performance factors will vary based on levels within the organization. The weighting will be reviewed annually and be adjusted as necessary or appropriate. The weighting for 1998 will be as follows:

                                                   Corporate      Individual
                                                   ---------      ----------
President and CEO                                   100%

Vice-President/Executive
Directors                                            75%             25%

Directors                                            50%             50%

Managers                                             50%             50%


TARGET AWARDS MULTIPLIER

Incentive awards will be determined by applying an "achievement multiplier" to the base salary of Associates in the Plan. The following target award multipliers will be used in implementing the Plan:

          Position                          Target Award Multiplier
          --------                          -----------------------
          President and CEO                            50%

          Vice-Presidents/Officers                     35%

          Division Vice Presidents
          Executive Directors                          25%

          Directors                                    20%

          Manager (to be decided)                      15%

The target award multiplier will be used to establish the target cash award at the beginning of each year. The target award multiplier will be equal to the actual award multiplier used at year-end in situations where corporate and individual objectives have been met for the year.

PERFORMANCE MEASUREMENT

The following scale will be used to determine the actual award multiplier based upon measurement of corporate and individual performance versus objectives. Separate payment multipliers will be established for both the individual and the corporate



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components of each award. The same payment multiplier for the corporate component of each participant's annual award shall be used for all Plan participants in any given year.

PERFORMANCE CATEGORY                                        AWARD MULTIPLIER
1. Performance for the year met or exceeded objectives or
   was excellent in view of prevailing conditions             100% to 125%

2. Performance generally met the year's objectives or was
   very acceptable in view of prevailing conditions            75% to 100%

3. Performance for the year met some but not all objectives    25% to  75%

4. Performance for the year was not acceptable in view of
   prevailing conditions                                           0%

CALCULATION OF AWARD

Example 1 shows a sample cash award calculation under the Women First HealthCare Management Incentive Compensation Plan. First, a total target award is calculated by multiplying the Associates base salary by the target award multiplier. This dollar figure is then divided between its corporate component and its individual component based on the performance factor mix for that specific position. This calculation establishes specific dollar target awards for the performance period for both the individual and corporate components of the award.

At the end of the performance period, corporate and individual award multipliers will be established using the criteria described above. The corporate award multiplier, which is based on overall corporate performance, is used to calculate actual corporate performance awards for all Plan participants. This is done by multiplying the target corporate award established for each individual at the beginning of the performance period by the actual award multiplier. The individual award multiplier, which is based on an individual's performance against objectives, is used in the same way to calculate the actual individual performance award.

EXAMPLE 1: CASH AWARD CALCULATION

Position                                          Executive Director
Base Salary                                             $120,000
1998 Target Award Multiplier                                  25%
1998 Target Award $                                     $ 30,000

Target Award Components (based on Performance Factor Mix):

Target award based on Corporate performance(75%)        $ 22,500
Target award based in Individual performance(25%)       $  7,500


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     ACTUAL 1998 CASH AWARD CALCULATION:

Assumed Payment Multipliers Based on
Assessment of Corporate and Individual Performance
     Corporate multiplier    75% - Performance generally met year's objectives
     Individual multiplier   125% - Performance generally exceeded objectives

1998 Cash Award:
     Corporate component              $16,875   ($22,500 x 75%)
     Individual component               9,375   ($7,500 x 125%)
                                      -------
        Total 1998 Cash Award         $26,250
                                      -------

PAYMENT OF THE AWARD

Annual performance reviews will be completed by January 31 and payment of the Award will be made during the month of February after review and approval by the President/CEO and the Compensation Committee of the Board of Directors. In addition to the required review process, Award payments to the President/CEO and to the Vice President - Finance will be made after the completion and issuance of the Company's year-end audited Financial Statement.